Exhibit 99.1

The Lovesac Company Announces Fourth Quarter and Fiscal 2019 Financial Results

Fourth Quarter Net Sales Increase of 64.4%; Comparable Sales Increase of 52.2%

Fiscal 2019 Net Sales Increase of 62.9%, Comparable Sales Increase of 43.8%

Q419 EBITDA increase to $8.9 million from $3.4 million in Q418; Adjusted EBITDA of
$10.0 million vs. $6.0 million in Q418

Fiscal 2019 EBITDA of ($3.9) million vs. ($2.7) million in Fiscal 2018; Adjusted EBITDA increase to $3.4 million from $1.3 million in Fiscal 2018

STAMFORD, Conn., April 30, 2019 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq:LOVE) today announced its financial results for the fourth quarter and fiscal year 2019, which ended February 3, 2019.

Shawn Nelson, Chief Executive Officer, stated, “Our strong fourth quarter capped a great year for Lovesac during which we successfully drew new customers while strengthening the loyalty of existing customers. We continued to expand our showroom, shop-in-shop and digital presence, leaned into traditional and digital marketing to capitalize on the tremendous brand awareness opportunity we have and accelerated our infrastructure and technology investment to elevate our customer experience and further strengthen our foundation for growth.”

Mr. Nelson continued, “This year we will build on that progress in our journey to becoming a widely adopted consumer brand – one that is best known for the versatility and sustainability of its unique Designed for Life furniture, and one that is beloved by customers. The total addressable market opportunity is $31 billion dollars and as we grow our market share we are making prudent investments in the business to position the Lovesac brand for enduring, long-term success.”

For the Thirteen Weeks Ended February 3, 2019

●	Net sales increased 64.4% to $64.2 million in the fourth quarter of fiscal 2019 from $39.0 million in the fourth quarter of fiscal 2018. The increase was driven by strong showroom, Internet and shop-in-shop performance as a result of an increase in new customers combined with an increase in the total number of units sold and continued accelerated investments in marketing to increase brand awareness. Comparable sales, which includes showroom and Internet sales, increased 52.2%. Comparable showroom sales increased 43.5% and Internet sales increased 76.9%.

●	The Company opened no new showrooms, closed two, and remodeled four showrooms in the fourth quarter of fiscal 2019 and ended the quarter with 75 showrooms in 30 states. This represents a unit increase of 14% over the same quarter in the prior year.

●	Gross profit dollars increased 54.9% to $35.5 million in the fourth quarter of fiscal 2019 from $22.9 million in the fourth quarter of fiscal 2018. Gross margin decreased by 340 basis points to 55.3% in the fourth quarter of fiscal 2019 from 58.7% in the fourth quarter of fiscal 2018 due primarily to growth in sactional products, which carry lower margins than sacs and higher freight costs as a percentage of net sales, an increase in sales for our shop-in-shop channel which also carries a lower gross margin than our other channels and a marginal impact of tariff related costs that were mitigated through SG&A initiatives. The decrease in gross margin percentage was partially offset by reduced costs of our Sactionals and Sac products primarily related to cost savings from a change in the sourcing of our Lovesoft and down blend fills and lower costs negotiated with our vendors through cost reductions and volume rebates.

●	Selling, general and administrative expenses increased $5.3 million, or 33.0%, to $21.4 million in the thirteen weeks ended February 3, 2019 compared to $16.1 million in the fourteen weeks ended February 4, 2018. The increase in selling, general and administrative expenses was primarily related to an increase in employment costs of $1.0 million, $1.5 million of increased rent associated with our net addition of 9 showrooms, $2.8 million of expenses related to the increase in sales such as $0.4 million of credit card fees, $0.5 million of web affiliate program and web platform hosting commissions and $1.9 million of shop in shop sales agent fees. Overhead expenses increased $0.4 million to support company initiatives and public company expenses and stock-based compensation decreased $0.5 million. As a percent to sales, total SG&A expense decreased by 789 basis points driven largely by leverage in employment costs and rent expense.

●	Advertising and marketing expense increased 52.1%, or $1.8 million, to $5.2 million in the fourth quarter of fiscal 2019 from $3.4 million in the fourth quarter of fiscal 2018. The increase in advertising and marketing costs relates to increased media, to include national media and direct to consumer programs which drive revenue beyond the period of the expense.

●	Operating income was $8.2 million in the fourth quarter of fiscal 2019 compared to operating income of $2.5 million in the fourth quarter of fiscal 2018. Excluding non-recurring items of $0.1 million in the fourth quarter of fiscal 2019 and $1.3 million in the fourth quarter of fiscal 2018, operating income was $8.3 million in the fourth quarter of fiscal 2019 and $3.8 million for the fourth quarter of fiscal 2018

●	Net income and net income attributable to common shares were both $8.4 million. There were no preferred dividends and deemed dividends in the fourth quarter of fiscal 2019. This is compared to a net income of $2.4 million, or net income attributable to common shares of $1.9 million including $0.5 million of preferred dividends and deemed dividends in the fourth quarter in fiscal 2018. Adjusted net income, which excludes the impact of non-recurring expenses, was $8.5 million in the fourth quarter of fiscal 2019 and $3.8 million in the fourth quarter of fiscal 2018 (see “GAAP and Non-GAAP Measures”). Net income per share, including preferred dividends and deemed dividends, was $0.62 in the fourth quarter of fiscal 2019 compared to $0.31 in the fourth quarter of fiscal 2018. Adjusted net income per common share, which is calculated by dividing adjusted net income by adjusted weighted average common shares outstanding, assuming the IPO related issuances occurred at the beginning of each period presented, was $0.63 in the fourth quarter of fiscal 2019 and $0.28 the fourth quarter of fiscal 2018 (see “GAAP and Non-GAAP Measures”).

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $8.9 million in the fourth quarter of fiscal 2019 compared to $3.4 million in the fourth quarter of fiscal 2018. Adjusted EBITDA was $10.0 million compared to $6.0 million in the fourth quarter of fiscal 2018 (see “GAAP and Non-GAAP Measures”).

Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

For the Fifty-Two Weeks Ended February 3, 2019

●	Net sales increased 62.9% to $165.9 million in fiscal 2019 from $101.8 million in fiscal 2018. This increase was driven by strong showroom, Internet and shop-in-shop performance as a result of an increase in new customers combined with an increase in the total number of units sold and continued accelerated investments in marketing to increase brand awareness. Comparable sales, which includes showroom and Internet sales, increased 43.8%. Comparable showroom sales increased 35.2% and Internet sales increased 75.1%.

●	The Company opened 13 new showrooms and closed four showrooms in fiscal 2019.

●	Gross profit dollars increased 58.8% to $90.9 million in fiscal 2019. Gross margin decreased by 140 basis points to 54.8% in fiscal 2019 from 56.2% in the same period of fiscal 2018. The decrease in gross margin percentage was primarily due to increase in sactional products, which carry lower margins than sacs and higher freight costs as a percentage of net sales, an increase in our shop-in-shop channel sales which also carries a lower gross margin than our other channels, and a marginal impact of tariff related costs that were mitigated through SG&A initiatives. The decrease in gross margin percentage was partially offset by reduced costs of our Sactionals and Sac products primarily related to cost savings from a change in the sourcing of our Lovesoft and down blend fills and lower costs negotiated with our vendors through cost reductions and volume rebates.

●	Selling, general and administrative expenses increased $25.6 million, or 50.4%, to $76.4 million in the fifty-two weeks ended February 3, 2019 compared to $50.8 million in the fifty-three weeks ended February 4, 2018. The increase in selling, general and administrative expenses was primarily related to an increase in employment costs of $3.9 million, $4.5 million of increased rent associated with our net addition of 9 showrooms, $10.6 million of expenses related to the increase in sales such as $2.2 million of credit card fees, $0.8 million of showroom and web related selling expenses, $1.1 million of web affiliate program and web platform hosting commissions and $6.5 million of shop in shop sales agent fees. Overhead expenses increased $2.2 million to support company initiatives and public company expenses, stock-based compensation increased $2.4 million and $1.9 million of expenses were related to capital raises. As a percent to sales, total SG&A expense decreased by 387 basis points due to leverage in employment costs and rent expense.

●	Advertising and marketing expense increased by $9.2 million or 99.8% to $18.4 million in fiscal 2019 from $9.2 million in fiscal 2018. The increase in advertising and marketing costs relates to increased media, to include national media and direct to consumer programs which drive revenue beyond the period of the expense.

●	Operating loss was $7.0 million in fiscal 2019 compared to an operating loss of $5.0 million in fiscal 2018. Excluding non-recurring items of $2.0 million in both fiscal 2019 and fiscal 2018, operating loss was $5.0 million and $3.0 million in the respective periods.

●	Net loss was $6.7 million, and net loss attributable to common shares was $34.5 million, including preferred dividends and deemed dividends in fiscal 2019. This compares to a net loss of $5.5 million in fiscal 2018 and a net loss attributable to common shares of $6.7 million including preferred dividends and deemed dividends. Adjusted net loss, which excludes IPO related sponsor fees and equity-based compensation and certain other non-recurring expenses, was $2.6 million in fiscal 2019 compared to a loss of $3.5 million in fiscal 2018 (see “GAAP and Non-GAAP Measures”). Net loss per share, including preferred dividends and deemed dividends, was $3.28 in fiscal 2019 compared to $1.12 in fiscal 2018. Adjusted net loss per common share, which is calculated by dividing adjusted net loss by adjusted weighted average common shares outstanding assuming the IPO related issuances occurred at the beginning of each period presented, was $0.19 in fiscal 2019 compared to $0.27 in fiscal 2018 (see “GAAP and Non-GAAP Measures”).

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”), was a loss of $3.9 million for fiscal 2019 compared to a loss of $2.7 million in fiscal 2018. Adjusted EBITDA was $3.4 million compared to $1.3 million in the prior year period (see “GAAP and Non-GAAP Measures”).

Please see Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Conference Call Details

A conference call to discuss the fourth quarter and fiscal 2019 financial results is scheduled for today, April 30, 2019 at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a direct-to-consumer specialty furniture brand currently with 77 retail showrooms supporting its ecommerce delivery model. Lovesac’s name comes from its original Durafoam filled beanbags called Sacs. The Company derives a majority of its current sales from its proprietary platform called Sactionals, a washable, changeable, reconfigurable, and FedEx-shippable solution for large upholstered seating. Founder and CEO, Shawn Nelson’s, “Designed for Life” philosophy emphasizes sustainable products that are built to last a lifetime and designed to evolve with the customer’s needs, providing long-term utility and ultimately reducing the amount of furniture discarded into landfills.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted net loss, adjusted diluted loss per share and Adjusted EBITDA. Adjusted net loss excludes the effect of one-time costs related to the Company’s IPO in June 2018 and fees associated with fundraising and reorganizing activities. Adjusted diluted loss per share is defined as adjusted net loss divided by a pro forma share count which assumes the IPO took place before the relevant time period. We define Adjusted EBITDA as net income plus interest expense, income tax expense, depreciation and amortization, sponsor fees, deferred rent, equity-based compensation, write-off of property and equipment, one-time IPO-related expenses, and fees associated with fundraising and reorganizing activities. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted income per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward Looking Statements

Certain statements either contained in or incorporated by reference into this communication, other than purely historical information, including estimates, projections and statements relating to Lovesac’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in or incorporated by reference into this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Lovesac may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Lovesac disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Rachel Schacter, ICR

(203) 682-8200

InvestorRelations@lovesac.com

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	February 3, 2019	February 4, 2018

Assets

Current Assets
Cash and cash equivalents	$49,070,952	$9,175,951
Trade accounts receivable	3,955,124	2,805,186
Merchandise inventories	26,154,314	11,641,482
Prepaid expenses and other current assets	5,933,872	6,062,946

Total Current Assets	85,114,262	29,685,565

Property and Equipment, Net	18,595,079	11,037,289

Other Assets
Goodwill	143,562	143,562
Intangible assets, net	942,331	526,370
Deferred financing costs, net	219,071	48,149

Total Other Assets	1,304,964	718,081

Total Assets	$105,014,305	$41,440,935

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$16,836,816	$12,695,954
Accrued expenses	3,701,090	784,340
Payroll payable	2,269,834	1,454,193
Customer deposits	1,059,957	909,236
Sales taxes payable	750,922	894,882
Line of credit	-	405

Total Current Liabilities	24,618,619	16,739,010

Deferred Rent	1,594,179	1,063,472

Line of Credit	31,373	-

Total Liabilities	26,244,171	17,802,482

Commitments and Contingencies (see Note 6)

Stockholders’ Equity

Preferred Stock $.00001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of February 3, 2019 and 1,018,600 shares issued and outstanding as of February 4, 2018.	-	10

Common Stock $.00001 par value, 40,000,000 shares authorized and 13,535,268 shares issued and outstanding as of February 3, 2019, and 6,064,500 shares issued and outstanding as of February 4, 2018, respectively.	136	61

Additional paid-in capital	141,727,807	79,891,835

Accumulated deficit	(62,957,809)	(56,253,453)

Stockholders' Equity	78,770,134	23,638,453

Total Liabilities and Stockholders' Equity	$105,014,305	$41,440,935

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen weeks ended	Fourteen weeks ended	Fifty-two weeks ended	Fifty-three weeks ended
	February 3, 2019	February 4, 2018	February 3, 2019	February 4, 2018
	(unaudited)
Net sales	$64,177,558	$39,041,375	$165,881,297	$101,810,413

Cost of merchandise sold	28,669,301	16,111,276	75,000,476	44,593,261

Gross profit	35,508,257	22,930,099	90,880,821	57,217,152

Operating expenses
Selling, general and administrative expenses	21,448,783	16,128,851	76,426,892	50,848,128
Advertising and marketing	5,196,137	3,416,847	18,363,491	9,192,358
Depreciation and amortization	620,742	837,543	3,133,751	2,214,499

Total operating expenses	27,265,662	20,383,241	97,924,134	62,254,985

Operating income (loss)	8,242,595	2,546,858	(7,043,313)	(5,037,833)

Interest income (expense), net	212,922	(94,210)	355,364	(437,965)

Net income (loss) before taxes	8,455,517	2,452,648	(6,687,949)	(5,475,798)

Provision for income taxes	(16,407)	(26,000)	(16,407)	(26,000)

Net income (loss)	$8,439,110	$2,426,648	$(6,704,356)	$(5,501,798)

Net income (loss) per common share:
Basic and diluted	$0.62	$0.31	$(3.28)	$(1.12)

Weighted average number of common shares outstanding:
Basic and diluted	13,538,426	6,002,633	10,536,721	6,000,699

	Thirteen weeks ended	Fourteen weeks ended
	February 3, 2019	February 4, 2018
Numerator:
Net income - Basic and diluted	$8,439,110	$2,426,648
Preferred dividends and deemed dividends	-	(538,398)
Net income attributable to common shares	8,439,110	1,888,250
Denominator:
Weighted average number of common shares for basic and diluted net income per share	13,538,426	6,002,633
Basic and diluted net income per share	$0.62	$0.31

	Fifty-two weeks ended	Fifty-three weeks ended
	February 3, 2019	February 4, 2018
Numerator:
Net loss - Basic and diluted	$(6,704,356)	$(5,501,798)
Preferred dividends and deemed dividends	(27,832,998)	(1,208,003)
Net loss attributable to common shares	(34,537,354)	(6,709,801)
Denominator:
Weighted average number of common shares for basic and diluted net loss per share	10,536,721	6,000,699
Basic and diluted net loss per share	$(3.28)	$(1.12)

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal year ended
	February 3, 2019	February 4, 2018

Cash Flows from Operating Activities
Net loss	$(6,704,356)	$(5,501,798)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	2,935,202	1,996,191
Amortization of other intangible assets	198,549	218,308
Amortization of deferred financing fees	121,173	144,505
Loss on disposal of property and equipment	254,720	196,540
Equity based compensation	3,310,018	950,554
Deferred rent	530,707	359,829
Changes in operating assets and liabilities:
Accounts receivable	(1,149,938)	(1,796,671)
Merchandise inventories	(14,512,832)	(2,208,463)
Prepaid expenses and other current assets	129,074	(4,164,720)
Accounts payable and accrued expenses	7,729,293	6,851,550
Customer deposits	150,721	213,838

Net Cash Used in Operating Activities	(7,007,669)	(2,740,337)

Cash Flows from Investing Activities
Purchase of property and equipment	(10,747,712)	(6,636,489)
Payments for patents and trademarks	(614,510)	(172,861)

Net Cash Used in Investing Activities	(11,362,222)	(6,809,350)

Cash Flows from Financing Activities
Proceeds from initial public offering, net of issuance costs	58,908,551	-
Taxes paid for net share settlement of equity awards	(382,533)	-
Proceeds from sale of preferred stock and warrants, net of issuance costs	-	21,139,845
Principal payments on note payable	-	(194,530)
Proceeds from (paydowns of) the line of credit, net	30,968	(3,098,372)
Payments of deferred financing costs	(292,095)	-
Net Cash Provided by Financing Activities	58,264,892	17,846,943

Net Change in Cash and Cash Equivalents	39,895,001	8,297,256

Cash and Cash Equivalents - Beginning	9,175,951	878,696

Cash and Cash Equivalents - End	$49,070,952	$9,175,952

Supplemental Cash Flow Disclosures
Cash paid for taxes	$18,246	$25,771
Cash paid for interest	$61,436	$173,447

THE LOVESAC COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Thirteen weeks ended	Fourteen weeks ended	Fifty-two weeks	Fifty-three weeks ended
(dollars in thousands)	February 3, 2019	February 4, 2018	February 3, 2019	February 4, 2018
Net loss	$8,439	$2,427	$(6,704)	$(5,502)
Interest (income) expense	(213)	94	(355)	438
Taxes	16	26	16	26
Depreciation and amortization	621	838	3,134	2,359
EBITDA	8,863	3,384	(3,909)	(2,679)
Sponsor fees (a)	185	125	1,177	484
Deferred Rent (b)	148	118	531	360
Equity-based compensation (c)	460	935	3,310	951
Write-off of property and equipment (d)	249	194	255	197
Other non-recurring expenses (e)	70	1,265	2,021	1,959
Adjusted EBITDA	$9,975	$6,022	$3,385	$1,272

(a)       Represents management fees and expenses charged by our equity sponsors.

(b)       Represents the difference between rent expense recorded and the amount paid by the Company. In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease terms.

(c)       Represents expenses associated with stock options and restricted stock units granted to our management and equity sponsors.

(d)       Represents the net loss on the disposal of fixed assets.

(e)       Other expenses in fiscal 2019 are made up of: (1) $380 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $508 in fees paid for investor relations and public relations relating to the IPO; (3) $140 in executive recruitment fees to build executive management team; (4) $261 in secondary offering legal fees; (5) $84 in travel and logistical costs associated with the offering; (6) $198 in accounting fees related to the offering; and (7) $450 in IPO bonuses paid to executives.  Other expenses in fiscal 2018 are made up of: (1) $1,072 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $182 in travel and logistical costs associated with our IPO; (3) $484 in costs related to our IPO and finance fees; and (4) $221 in accounting fees related to the offering. Other expenses in the thirteen weeks ended February 3, 2019 are made up of $70 in secondary offering legal and professional fees. Other expenses in the fourteen weeks ended February 4, 2018 are made up of: (1) $946 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $157 in travel and logistical costs associated with our IPO; and (3) $162 in accounting fees related to the offering.

THE LOVESAC COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Thirteen weeks ended	Fourteen weeks ended	Fifty-two weeks	Fifty-three weeks ended
(dollars in thousands)	February 3, 2019	February 4, 2018	February 3, 2019	February 4, 2018
Net income (loss) as reported	$8,439	$2,427	$(6,704)	$(5,502)
Adjustments:
Adjustments to selling, general and administrative expense:
Sponsor fees relating to the IPO (a)	-	-	625	-
Equity based compensation related to the IPO (b)	-	-	1,442	-
Other non-recurring expenses (c)(d)	70	1,265	2,021	1,959
Adjusted net income (loss)	$8,509	$3,692	$(2,616)	$(3,543)

Adjusted basic and diluted weighted average shares outstanding- adjusted for IPO related issuance	13,538,426	13,362,304	13,468,274	13,360,370
Adjusted net income (loss) per common share	$0.63	$0.28	$(0.19)	$(0.27)

(a)       $625 paid in sponsor monitoring fees paid as a result of the IPO

(b)       $700 in executive restricted stock awards vested as a result of the IPO and $742 IPO bonus payable to Satori in common stock

(c)       Other expenses in fiscal 2019 are made up of: (1) $380 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $508 in fees paid for investor relations and public relations relating to the IPO; (3) $140 in executive recruitment fees to build executive management team; (4) $261 in secondary offering legal fees; (5) $84 in travel and logistical costs associated with the offering; (6) $198 in accounting fees related to the offering; and (7) $450 in IPO bonuses paid to executives.  Other expenses in fiscal 2018 are made up of: (1) $1,072 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $182 in travel and logistical costs associated with our IPO; (3) $484 in costs related to our IPO and finance fees; and (4) $221 in accounting fees related to the offering.

(d)       Other expenses in the thirteen weeks ended February 3, 2019 are made up of $70 in secondary offering legal and professional fees. Other expenses in the fourteen weeks ended February 4 ,2018 are made up of: (1) $946 in fees and costs associated with our Fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $157 in travel and logistical costs associated with our IPO; and (3) $162 in accounting fees related to the offering.